Exhibit 3.1

Execution Version
AMENDMENT NO. 2
TO
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
EVOLVE TRANSITION INFRASTRUCTURE LP
This Amendment No. 2 (this “Amendment”) to Third Amended and Restated Agreement of Limited Partnership of Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Partnership”), dated as of August 2, 2019, as amended by the letter agreement, dated as of November 16, 2020, by and between the Partnership and Stonepeak Catarina Holdings, LLC, as further amended by Amendment No. 1 thereto, effective as of February 26, 2021 (the “Partnership Agreement”), is entered into effective as of May 15, 2023 by Evolve Transition Infrastructure GP LLC, a Delaware limited liability company (the “General Partner”), as the sole general partner of the Partnership, pursuant to Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may unilaterally amend the Partnership Agreement to reflect a change that does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, the General Partner desires to amend the Partnership Agreement to make changes to Section 5.6 in order to clarify the permissible treatment of fractional Units as a result of any distribution, subdivision or combination of Units;
WHEREAS, SP Holdings, LLC, a Texas limited liability company, has taken appropriate action to approve this Amendment, and the General Partner desires to amend the Partnership Agreement to reflect such change.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:
1.    Amendments. The second sentence of Section 5.6(d) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), then, with respect to the fraction of one Unit that a Unitholder would otherwise be entitled, the General Partner may: (i) round such fractional Unit to the nearest Unit (with fractional Units equal to or greater than 0.5 Unit rounded to the next higher whole Unit), or (ii)  make a cash payment for such fractional Unit (without interest and rounded up to the nearest whole cent) based on the Closing Price of the Common Units on the Trading Day immediately prior to the effective date of such distribution, subdivision or combination.
2.    Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
3.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
4.    Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
5.    Electronic Signature. This Amendment may be executed via facsimile or other electronic transmission (including portable document format (*pdf)), and any such executed facsimile or electronic copy shall be treated as an original.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

GENERAL PARTNER: EVOLVE TRANSITION INFRASTRUCTURE GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Interim Chief Executive Officer, Chief Financial Officer and Secretary

Signature Page to Amendment No. 2 to
Third Amended and Restated Agreement of Limited Partnership of Evolve Transition Infrastructure LP